As filed with the Securities and Exchange Commission on August 2, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIGIRAD CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	33-0145723
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

13950 STOWE DRIVE

POWAY, CALIFORNIA 92064

858-726-1600

(Address of principal executive offices)

DIGIRAD CORPORATION

2011 INDUCEMENT STOCK INCENTIVE PLAN

(Full title of the plan)

TODD P. CLYDE

PRESIDENT AND CHIEF EXECUTIVE OFFICER

DIGIRAD CORPORATION

13950 STOWE DRIVE

POWAY, CALIFORNIA 92064

858-726-1600

(Name and address of agent for service)

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered[1]	Amount to be registered[2]	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
2011 Inducement Stock Incentive Plan Common Stock Par Value $.0001	350,000	$2.79995[3]	$979,982.50	$113.78

[1]	The securities to be registered include options to acquire Common Stock.

[2]	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

[3]

Estimated pursuant to Rule 457(h) solely for purposes of calculating the registration fee. The price is based upon the average of the high and low prices of the Common Stock on July 28, 2011, as reported on the NASDAQ Global Market.

This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

Digirad Corporation (the “Company”) hereby incorporates by reference in this registration statement the following documents:

(a) The Company’s latest annual report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Company’s latest fiscal year ended December 31, 2010 as filed with the Securities and Exchange Commission on March 8, 2011.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

(c) The description of the Company’s Common Stock contained in the Company’s registration statement on Form 8-A filed under Section 12(g) of the Exchange Act on June 3, 2004, including any subsequent amendment or report filed for the purpose of updating or amending such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel

Inapplicable.

Item 6.	Indemnification of Directors and Officers

As permitted by Section 102 of the Delaware General Corporation Law, the Company has adopted provisions in its restated certificate of incorporation and restated bylaws that limit or eliminate the personal liability of its directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the Company, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to the Company or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the Company or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. The Company’s restated certificate of incorporation also authorizes the Company to indemnify its officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, the Company’s restated bylaws provide that:

•	the Company may indemnify its directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•

the Company may advance expenses to its directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in its restated bylaws are not exclusive.

The Company has entered, and intends to continue to enter, into separate indemnification agreements with each of its directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require the Company, among other things, to indemnify its officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also require the Company to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. The Company has purchased a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

Item 7.	Exemption From Registration Claimed

Inapplicable.

Item 8.	Exhibits

See Exhibit Index.

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Poway, State of California, on August 2, 2011.

Digirad Corporation

By:	/s/ Todd P. Clyde
Todd P. Clyde President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

The officers and directors of Digirad Corporation whose signatures appear below, hereby constitute and appoint Todd P. Clyde and Richard B. Slansky, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on August 2, 2011.

Signature	Title

/s/ Todd P. Clyde Todd P. Clyde	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Richard B. Slansky Richard B. Slansky	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ R. King Nelson R. King Nelson	Chairman of the Board of Directors

/s/ Gary F. Burbach Gary F. Burbach	Director

/s/ Steve C. Mendell Steve C. Mendell	Director

/s/ John W. Sayward John W. Sayward	Director

/s/ Kenneth E. Olsen Kenneth E. Olson	Director

EXHIBIT INDEX

4.1(1)	Restated Certificate of Incorporation of the Company.

4.2(2)	Restated Bylaws of the Company.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C., as to the legality of the Common Stock.

23.1(3)	Consent of Wilson Sonsini Goodrich & Rosati, P.C.

23.2	Consent of Independent Registered Public Accounting Firm.

24.1(4)	Power of Attorney.

99.1 (5)	Form of 2011 Inducement Stock Incentive Plan and Award Agreement.

(1)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q dated August 11, 2004, as amended thereafter, Exhibit 3.1.

(2)	Incorporated by reference to the Company’s Current Report on Form 8-K filed May 9, 2007, as amended thereafter, Exhibit 3.2.

(3)	Included in Exhibit 5.1.

(4)	Included in signature pages to this registration statement.

(5)	Incorporated by reference to the Company’s Current Report on Form 8-K filed July 29, 2011, Exhibits 10.1, 10.2 and 10.3.